As filed with the Securities and Exchange Commission on March 2, 2001
                                                   Registration Statement No.
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

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                              SHERWOOD BRANDS, INC.
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             (Exact Name of Registrant as Specified in Its Charter)

        North Carolina                                        56-1349259
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(State or Other Jurisdiction of                             (IRS Employer
 Incorporation or Organization)                           Identification No.)

           6110 Executive Blvd., Suite 1080, Rockville, Maryland 20852
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              (Address of Principal Executive Offices and Zip Code)

              Amended and Restated 1998 Incentive Compensation Plan
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                            (Full title of the Plan)

                               -------------------

                                  Uziel Frydman
                      President and Chief Executive Officer
                              Sherwood Brands, Inc.
                        6110 Executive Blvd., Suite 1080
                            Rockville, Maryland 20852
                     ---------------------------------------
                     (Name and Address of Agent For Service)

                                 (301) 881-9340
          -------------------------------------------------------------
          (Telephone Number, Including Area Code, of Agent For Service)

                                    Copy to:

                               Gary Epstein, Esq.
                             Greenberg Traurig, P.A.
                              1221 Brickell Avenue
                              Miami, Florida 33131
                                 (305) 579-0500

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
                                                CALCULATION OF REGISTRATION FEE
===============================================================================================================================
              Title of Each                  Amount        Proposed Maximum         Proposed                Amount Of
           Class of Securities                To Be         Offering Price      Maximum Aggregate         Registration
            To Be Registered               Registered        Per Share (1)     Offering Price (1)              Fee
-------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock,
  $.01 par value......................  1,491,625 shares    $5.95 - $1.625              $3,943,733.03           $1,041.15
===============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(h) on the basis of (i) actual exercise price of $5.95 for an aggregate of 143,750 options to purchase Common Stock being registered, which have already been granted under the Sherwood Brands, Inc. Amended and Restated 1998 Incentive Compensation Plan (the "Plan"), (ii) actual exercise price of $3.00 for an aggregate of 148,500 options to purchase Common Stock being registered, which have already been granted under the Plan, (iii) actual exercise price of $1.625 for an aggregate of 599,418 options to purchase Common Stock being registered, which have already been granted under the Plan, (iv) actual exercise price of $2.3125 for an aggregate of 10,500 options to purchase Common Stock being registered, which have already been granted under the Plan and (v) the average of the high and low price of a share of Common Stock as reported by the American Stock Exchange on February 26, 2001 (which was $2.79) with respect to 589,457 shares of Common Stock subject to future grants of options under the Plan.

          PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

---------------------

         * The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as the prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, shall constitute a prospectus which meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

           PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The Registrant hereby incorporates by reference into this Registration Statement the following documents or portions thereof as indicated:

         (a) the Registrant's Quarterly Report on Form 10-QSB for the three months ended October 31, 2000;

         (b) the Registrant's Annual Report on Form 10-KSB for the fiscal year ended July 31, 2000;

         (c) all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of fiscal year 1998; and

         (d) the descriptions of the Registrant's Class A Common Stock and related matters set forth under the captions "Description of Capital Stock" and "Dividend Policy" in the Registrant's Registration Statement on Form SB-2 (File No. 333-44655) filed under the Securities Act of 1933, as amended (the "Act"), including any amendments to such descriptions in such Registration Statement.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 55-2-02 of the North Carolina Business Corporation Act (the "NCBCA") enables a North Carolina corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director. No such provision is effective to eliminate or limit a director's liability for (i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation, (ii) improper distributions described in Section 55-8-33 of the NCBCA, (iii) any transaction from which the director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective. The Registrant's Restated and Amended Articles of Incorporation limit the personal liability of its directors to the fullest extent permitted by the NCBCA. This provision does not prevent the Registrant or its shareholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to shareholders in any particular case, however, shareholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

         Section 55-8-50 through 55-8-58 of the NCBCA contain provisions entitling the Registrant's directors and officers to indemnification from judgments, settlements, penalties, fines, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Registrant. The Restated and Amended Articles of Incorporation also include provisions to the effect that (subject to certain exceptions) the Registrant shall, to the maximum extent permitted from time to time under the NCBCA, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as may from time to time be in effect. In addition, the Registrant intends to enter into indemnification agreements with its directors and officers prior to the consummation of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision by-law, contract, arrangement, statutes or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Additionally, Section 55-8-57 of the NCBCA authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the NCBCA to indemnify such party. The Registrant's directors and officers, are currently covered under directors' and officers' insurance policies maintained by the Registrant that will indemnify such persons against certain liabilities arising from acts or omissions in the discharge of their duties. Such insurance policies provide $2.5 million coverage for liabilities, including liabilities for alleged violation of securities laws.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits

         See "Exhibit Index" on page II-4 below.

Item 9.  Undertakings

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933 (the "Act");

                           (ii)     To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii)    To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland on February 28, 2001.

                                       SHERWOOD BRANDS, INC.


                                       By:  /s/ Uziel Frydman
                                            ------------------------------------
                                           Uziel Frydman, Chairman of the Board,
                                           Chief Executive Officer and President


                        POWER OF ATTORNEY AND SIGNATURES

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Anat Schwartz his or her true and lawful attorney-in-fact, acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents to be filed in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or her substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                           TITLE                          DATE
------------------------------- ----------------------------------------- ---------------------
/s/ Uziel Frydman                President, Chief Executive Officer and     February 28, 2001
-------------------------------    Director
Uziel Frydman                      (Principal Executive Officer)



/s/ Anat Schwartz                Vice President-Finance and Secretary
-------------------------------     (Principal Accounting Officer)          February 28, 2001
Anat Schwartz


/s/ Amir Frydman                 Executive Vice President, Treasurer and
-------------------------------     Director                                February 28, 2001
Amir Frydman


/s/ Douglas A. Cummins           Director
-------------------------------
Douglas A. Cummins                                                          February 28, 2001


/s/ Jean Clary                   Director
-------------------------------
Jean Clary                                                                  February 28, 2001


/s/ Jason T. Adelman             Director
-------------------------------
Jason T. Adelman                                                            February 28, 2001

                                  EXHIBIT INDEX

Exhibit                                                               Sequential
Number                            Description                          Page No.
------                            -----------                         ----------

  4.1                 Registrant's Amended and Restated 1998
                      Incentive Compensation Plan

  5.1                 Opinion of Greenberg Traurig, P.A.

  23.1                Consent of BDO Seidman, LLP

  23.2                Consent of Greenberg Traurig, P.A.
                      (contained in its opinion filed as Exhibit
                      5.1 hereto)

  24.1                Power of Attorney is included in the
                      Signatures section of this Registration
                      Statement